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                                                                      EXHIBIT 99
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DATA TRANSLATION, INC.                                              NEWS RELEASE
100 LOCKE DRIVE
MARLBORO, MA  01752-1192 USA
(508) 481-3700  TLX 951646
FAX  (508)  481-8620


                         FOR IMMEDIATE RELEASE
                         Contact:  Peter J. Rice
                         Chief Financial Officer, Media 100 Inc.
                         Tel:  (508) 460-1600, ext. 1-202

                         Contact:  Gary B. Godin
                         Chief Financial Officer, Data Translation, Inc.
                         Tel:  (508) 481-3700, ext. 1-237

                           DATA TRANSLATION ANNOUNCES
                      CHANGE OF NAME TO MEDIA 100 INC. AND
               EFFECTIVENESS OF SPIN OFF OF DATA ACQUISITION AND
                   IMAGING AND COMMERCIAL PRODUCTS BUSINESSES


December 2, 1996

          MARLBORO, MA -- Data Translation, Inc. today announced that it has changed its name to Media 100 Inc. and that, beginning on December 3, 1996, it will utilize "MDEA" as its Nasdaq ticker symbol. The change of name has been made in connection with the effectiveness today of the spin off of its data acquisition and imaging and commercial products businesses to its wholly-owned subsidiary Data Translation II, Inc. ("New DTI") and the distribution of the share of New DTI to the Company's stockholders. The Company's new name reflects its sole focus following the spin off on its Media 100(R) digital media business.

          In connection with the effectiveness of the spin off, New DTI has changed its name to Data Translation, Inc., and it will be assuming the "DATX" Nasdaq ticker symbol. New DTI has taken the Data Translation name due to the name's strong historical association with its data acquisition and imaging businesses.

          As previously announced, the Company's board of directors declared the payment of a dividend of one share of common stock of New DTI for every four shares of Company Common Stock to its stockholders of record on November 29, 1996. Certificates representing shares of stock of New DTI will be mailed to the Company's stockholders on or about December 13, 1996. Details of the transaction are described in an information statement which was distributed to the Company's stockholders on or about November 26, 1996.